Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 29, 2019, relating to the consolidated financial statements of ASLAN Pharmaceuticals Limited and its subsidiaries (the “Group”), appearing in the Annual Report on Form 20-F and of the Group for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/S/ Deloitte & Touche

Deloitte & Touche

Taipei, Taiwan

Republic of China

October 31, 2019